                                                                Exhibit 99.4


                         OFFICE OF THRIFT SUPERVISION
                            Washington, D.C. 20552

                               -----------------

                                   FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended June 30, 1997        OTS No. 7184

                                      OR

[_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ___________________ to _________________
     Commission file number_________________________________________________


                 HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
            (Exact name of Registrant as specified in its charter)

        United States                            95-2565606
        (State or other jurisdiction of          (I.R.S. Employer
        incorporation or organization)           Identification Number)

        601 South Glenoaks Boulevard
        Burbank, California                       91502
        (Address of principal executive office)   (Zip Code)


      Registrant's telephone number, including area code: (818) 848-4265

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                       ---   ---.
At June 30,1997, 2,300,137 shares of the Registrant's common stock were outstanding.

                         PART 1. FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollar amounts in thousands except share data)

                                                                                        June 30,               December 31,
                                                                                          1997                    1996
                                                                                    ---------------         ---------------
                                                                                      (unaudited)
ASSETS
 Cash and cash equivalents                                                                  $8,567                 $10,714
 Investment securities:
   Securities, available for sale                                                           54,701                  60,038
   Securities, held to maturity                                                             16,752                  17,969
  Loans receivable, net                                                                    393,242                 373,545
 Real estate acquired through foreclosure                                                    1,997                   1,400
 Accrued interest receivable:
   Securities and cash equivalents                                                             306                     184
   Loans receivable                                                                          3,281                   3,220
  Deferred Income taxes, net                                                                 5,549                   4,463
  Federal Home Loan Bank stock - at cost                                                     4,625                   3,125
 Premises and equipment, net                                                                 7,987                   8,311
  Other assets                                                                               7,374                   6,933
                                                                                    ---------------         ---------------
    Total Assets                                                                          $504,381                $489,902
                                                                                    ===============         ===============


LIABILITIES AND SHAREHOLDERS' EQUITY

 Savings accounts                                                                         $367,557                $384,921
 Advances from the FHLB                                                                     92,500                  62,500
 Accounts payable and other liabilities                                                      6,628                   7,417
 Income taxes payable                                                                            -                     201
                                                                                    ---------------         ---------------
    Total Liabilities                                                                      466,685                 455,039

Shareholders' equity

 Preferred stock - 1,000,000 shares authorized,
  no shares issued                                                                              --                      --
 Capital stock - authorized 8,000,000 shares of
  $1 stated value; issued and outstanding,
  2,300,137 shares                                                                           2,300                   2,296
 Additional paid-in capital                                                                 13,624                  13,430
 Retained earnings                                                                          22,028                  19,384
                                                                                    ---------------         ---------------
                                                                                            37,952                  35,110
 Net unrealized loss on securities available for sale                                         (256)                   (247)
                                                                                    ---------------         ---------------
    Total shareholders' equity                                                              37,696                  34,863
                                                                                    ---------------         ---------------
    Total Liabilities and Shareholders' Equity                                            $504,381                $489,902
                                                                                    ===============         ===============

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Operations
(Dollar amount in thousands except per share data)
(Unaudited)

                                                                Three Months Ended                   Six Months Ended
                                                                     June 30,                             June 30,
                                                            ----------------------------        ----------------------------
                                                               1997              1996              1997              1996
                                                            ----------        ----------        ----------        ----------
Interest income
  Loans                                                     $    9,768        $    8,990        $   19,273        $   17,136
  Investments                                                      245               114               667               605
  Mortgage-backed securities                                       743               821             1,487             1,728
                                                            ----------        ----------        ----------        ----------
     Total interest income                                      10,756             9,925            21,427            19,469

Interest expense
  Deposits                                                       4,424             4,344             9,046             8,897
  FHLB advances and other borrowings                             1,354               434             2,373               917
                                                            ----------        ----------        ----------        ----------
     Total interest expense                                      5,778             4,778            11,419             9,814
                                                            ----------        ----------        ----------        ----------
     Net interest income                                         4,978             5,147            10,008             9,655
Provision for losses on loans                                      924             1,030             2,724             1,531
                                                            ----------        ----------        ----------        ----------
     Net interest income after provision
      for losses on loans                                        4,054             4,117             7,284             8,124

Noninterest income
  Gain on the sale of branches                                       -                 -             1,100                 -
  Other                                                            425               601               890             1,121
                                                            ----------        ----------        ----------        ----------
     Total noninterest income                                      425               601             1,990             1,121

General & Administrative expenses
  Compensation and benefits                                      1,372             1,741             3,028             3,196
  Occupancy and equipment                                          323               581               752             1,186
  FDIC insurance premium                                            91               267               133               571
  Service bureau and related equipment rental                      156               221               324               400
  Other                                                            582               697             1,125             1,344
                                                            ----------        ----------        ----------        ----------
     Total general & administrative expenses                     2,524             3,527             5,362             6,697


Net cost of operation of real estate
  acquired through foreclosure                                      33               464               134               934
                                                            ----------        ----------        ----------        ----------
     Total noninterest expense                                   2,557             3,991             5,496             7,631
                                                            ----------        ----------        ----------        ----------
     Earnings before income taxes                                1,922               727             3,778             1,614
Income taxes                                                       569               238             1,134               523
                                                            ----------        ----------        ----------        ----------
     NET EARNINGS                                           $    1,353        $      489        $    2,644        $    1,091
                                                            ==========        ==========        ==========        ==========
Primary earnings per share                                  $     0.58        $     0.21        $     1.13        $     0.48
                                                            ==========        ==========        ==========        ==========
Weighted average shares outstanding                          2,351,954         2,295,983         2,346,777         2,295,983
                                                            ==========        ==========        ==========        ==========

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

                                                                                                                 Six months ended
                                                                                                                     June 30,
                                                                                                                1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
   Net earnings                                                                                              $  2,644      $  1,091
   Adjustments to reconcile net earnings to net cash provided by operating activities:
     Gain on the sale of loans                                                                                     --            40
     Amortization of premiums/discounts on investment securities                                                  176           257
     Deferred Income taxes (benefit)                                                                            1,086          (149)
     Gain (loss) on sale of real estate acquired through foreclosure, net                                         138            52
     Deferred direct loan origination fees and costs, net                                                         606           254
     Amortization of net deferred direct loan origination fees and costs                                         (740)         (508)
     Provision for losses on loans                                                                              2,724         1,531
     Provision for losses on real estate acquired through foreclosure                                             120            80
     Increase in accrued interest receivable                                                                     (183)         (108)
     Depreciation                                                                                                 365           371
     Decrease (increase) in other assets                                                                         (441)          513
     Decrease in income taxes payable                                                                            (201)       (2,685)
     Increase (decrease) in accounts payable and other liabilities                                               (789)          674
-----------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                                                5,505         1,413

Cash flows from investing activities:
     Purchase of investment securities                                                                        (50,354)      (37,000)
     Proceeds from sales of investment securities available for sale                                           56,732        48,670
     (Increase) decrease In FHLB stock                                                                         (1,500)          390
     Net increase loans receivable                                                                            (27,760)      (34,678)
     Proceeds from the sale of real estate acquired through foreclosure                                         3,216         2,659
     Purchases of loans                                                                                          (396)       (4,656)
     Proceeds from the sale of loans                                                                               --         2,990
     (Purchases) sales of premises and equipment, net                                                             (41)         (881)
-----------------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                                                  (20,103)      (22,506)

Cash flows from financing activities:
     Decrease in deposits from sale of branches                                                               (59,465)           --
     Net (decrease) increase in NOW, money market, and passbook accounts                                        5,770        (4,749)
     Net increase (decrease) in certificates of deposit with maturities of three months or less                (1,155)          (48)
     Proceeds from sales of certificates of deposit with maturities of over three months                       57,559        28,044
     Payments for maturing certificates of deposit held for over three months                                 (20,073)      (34,757)
     Purchase of outstanding common stock                                                                        (185)           --
     Net (repayments) borrowings from the FHLB                                                                 30,000        (6,000)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                                                      12,451       (17,510)

Decrease in cash and cash equivalents                                                                          (2,147)      (38,603)
Cash and cash equivalents at beginning of year                                                                 10,714        49,766
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at June 30,                                                                        $  8,567      $ 11,163
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
     Interest paid                                                                                           $ 11,387      $  9,814
     Income taxes paid                                                                                       $  2,417      $  3,210
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
     Acquisition of real estate in settlement of loans                                                       $  4,931      $  3,332
     Loans made in conjunction with real estate sales                                                        $  1,004      $  1.039

         HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 June 30, 1997

NOTE A - BASIS OF PRESENTATION

The interim financial statements included herein have been prepared by Highland Federal Bank, a Federal Savings Bank (the "Bank" or "Highland"), without audit, pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited financial statement and notes thereto, reflect all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods presented. The financial position at June 30, 1997, and the results of operations for the three and six months ended June 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997. These unaudited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Bank's audited financial statements, and these interim financial statements should be read in conjunction with the Bank's audited financial statements.

NOTE B - EARNINGS PER SHARE

Earnings per share are calculated on the basis of weighted average number of shares and common stock equivalents outstanding during the period. For the three months ended June 30, 1997, 2,351,954 weighted average shares and common stock equivalents were outstanding, including 51,817 common stock equivalents related to employee stock options, and for the six months ended June 30, 1997, 2,346,777 weighted average shares were outstanding, including 46,640 common stock equivalents related to employee stock options. For the three and six months ended June 30, 1996, 2,295,983 weighted average shares were outstanding. Fully diluted earnings per share have not been reported in these interim financial statements as the dilutive effect of common stock equivalents for outstanding stock options is less than 3%.

NOTE C - SUBSEQUENT EVENTS

The Bank has entered into a definitive agreement for the sale of one of its retail branches with deposits totaling approximately $40 million to another financial institution. This sale, which is subject to regulatory approval and other conditions, is expected to close in the third quarter of 1997 and is expected to produce a one-time gain on the sale of approximately $800,000. The Bank does not anticipate selling any of its real estate loans in connection with this branch sale, funding for which is expected to come from liquid assets and Federal Home Loan Bank advances.

During the second quarter of 1997, the Board of Directors of Highland authorized management to undertake the formation of a holding company for the Bank. Management is currently in the preliminary stages of evaluating and planning this holding company formation. Although management has not yet completed this evaluation and planning, it believes that the holding company structure will facilitate possible capital management strategies and may provide a vehicle for the repurchase of stock without the adverse tax consequences associated with stock repurchases by a thrift.

          HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

The Bank reported net earnings for the three and six months ended June 30, 1997 of $1.4 million, or $0.58 per share, and $2.6 million, or $1.13 per share, respectively, compared to net earnings of $489,000, or $0.21 per share, for the three months ended June 30, 1996, and $1.1 million, or $0.48 per share, for the six months ended June 30, 1996. Net earnings for the six months ended June 30, 1997, included $2.7 million in provisions for losses on loans, an increase of $1.2 million from the first six months of 1996. Net earnings for the six months ended June 30, 1997, also included a one-time gain of $1.1 million from the sale of three retail branches with deposits totaling approximately $59.5 million.

The Bank experienced a decrease in general and administrative expenses from $6.7 million in the first six months of 1996 to $5.4 million in the comparable period in 1997. These significant savings are attributable to the sale of the three retail branches in the first quarter of 1997 and the Bank's continuing cost control efforts.

The net cost of REO operations decreased to $134,000 for the six months ended June 30, 1997 compared to $934,000 for the like period in 1996. The ratio of noninterest expense to average assets decreased from 3.64% in the first six months of 1996 to 2.08% in the first six months of 1997.

The Bank has entered into a definitive agreement for the sale of one of its retail branches with deposits totaling approximately $40 million to another financial institution. This sale, which is subject to regulatory approval and other customary conditions, is expected to close in the third quarter of 1997 and is expected to produce a one-time gain on the sale of approximately $800,000.


Net Interest Income

Net interest income varies based upon the difference (referred to as the "interest rate spread") between (i) the yield on the Bank's loan portfolio, mortgage backed securities, investments, and other interest-earning assets and
(ii) the rate paid by the Bank on its deposits, borrowings and other interest-bearing liabilities, as well as the relative amounts or volumes of the Bank's interest-earning assets and interest-bearing liabilities.

The following table indicates the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's total interest income and expense during the periods indicated. Information is provided for each major component of interest-earning assets and interest-bearing liabilities with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


                                                Three Months Ended                        Six Months Ended
                                                  June 30, 1997                             June 30, 1997
                                            Compared to Three Months                   Compared to Six Months
                                              Ended June 30, 1996                       Ended June 30, 1996
                                           Increase (Decrease) due to                Increase (Decrease) due to
                                        ---------------------------------        ---------------------------------
                                                 (In thousands)                            (In thousands)
                                        ---------------------------------        ---------------------------------
                                         Volume       Rate          Net           Volume       Rate         Net
                                        --------    --------     --------        --------    --------     --------
Interest Income:
   Loans                                $  1,303    $   (525)    $    778        $  2,823    $   (686)    $  2,137
   Mortgage-related securities               118          13          131              17          45           62
   Investments                               (85)          7          (78)           (220)        (21)        (241)
                                        --------    --------     --------        --------    --------     --------
   Total interest income on
      interest-earning assets              1,336        (505)         831           2,620        (662)       1,958
                                        --------    --------     --------        --------    --------     --------
Interest Expense:
   Deposits                                  (83)        163           80              54          95          149
   FHLB Advances and other
      borrowings                             843          77          920           1,330         126        1,456
                                        --------    --------     --------        --------    --------     --------
   Total interest expense on
      interest-bearing liabilities           760         240        1,000           1,384         221        1,605
                                        --------    --------     --------        --------    --------     --------
   Change in net interest income        $    576    $   (745)    $   (169)       $  1,236    $   (883)    $    353
                                        ========    ========     ========        ========    ========     ========

Net interest income for the three months ended June 30, 1997, was $5.0 million compared to $5.1 million for the like period in 1996. This decrease is primarily attributable to a decrease in the Bank's net interest margin to 4.40% for the second quarter of 1997 compared with 4.62% for the second quarter of 1996 which was principally attributable to the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 102.8% for the second quarter of 1997 from 103.4% for the second quarter of 1996.

Net interest income for the six months ended June 30, 1997, was $10.0 million compared to $9.7 million for the six months ended June 30, 1996, This $0.3 million increase is primarily attributable to an increase in the Bank's average loan portfolio to $379.1 million for the first six months of 1997 compared with an average loan portfolio of $325.1 million for the first six months of 1996, partially offset by a decrease in the Bank's net interest margin to 4.37% for the first six months of 1997 compared with 4.76% for the first half of 1996. This decrease in the net interest margin is primarily attributable to the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 102.9% for the first half of 1997 from 103.3% for the first half of 1996.

Provision for Loan Losses

For the three months ended June 30, 1997, Highland's provision for loan losses totaled $0.9 million compared to $1.0 million for the comparable period in 1996. For the six months ended June 30, 1997, provisions for loan losses totaled $2.7 million compared with $1.5 million for the like period in 1996. The increased provision during the first six months of 1997 resulted principally from the Bank's decision to increase it's level of general loan loss allowances. The Bank chose to increase it's level of general loan loss allowances in response to increased loan delinquencies and nonaccrual loans and to continued chargeoffs and identification of new specific loan loss allowances, principally attributable to the portion of the loan portfolio originated before 1993. At June 30, 1997, Highland's nonperforming assets, consisting of nonaccrual loans and REO, totaled $10.6 million, compared to $7.9 million at June 30, 1996. Highland's allowance for loan losses as a percentage of nonaccrual loans was 100.0% at June 30, 1997, compared to 145.1% at June 30, 1996.


The following table sets forth information regarding Bank's allowance for loan losses at the dates and the periods indicated (in thousands):

                                        For the six         For the year
                                       months ended            ended
                                          6/30/97             12/31/96
                                     ----------------     ----------------
Balance at beginning of period               $7,676                $7,056
Provision for loss                            2,724                 3,930
Chargeoffs:
  Real estate loans:
  One-to-four family                            259                   590
  Multi-family                                1,118                 1,925
  Commercial                                    454                   785
  Construction and land                           -                    21
  Consumer                                        -                     2
                                    ---------------      ----------------
    TOTAL                                     1,831                 3,323
Recoveries                                        -                    13
                                    ---------------      ----------------
Balance at end of period                     $8,569                $7,676
                                    ===============      ================

While management believes that the allowance for loan losses at June 30, 1997, was adequate to absorb the known and inherent risks in the loan portfolio, no assurances can be given that future economic conditions which may adversely affect the Bank's market areas or other circumstances will not result in increases in problem loans and future loan losses, which may not be covered completely by the current allowance or may require provisions for loan losses in excess of past provisions, which would have an adverse effect on the Bank's financial condition and results of operations.

The following table sets forth information regarding nonperforming assets and certain ratios at the dates indicated (in thousands):

                                         As of            As of
                                        6/30/97          12/31/96
                                     -------------     ------------
Nonaccrual loans:
 Real Estate:
  One-to four family                        $2,829             $474
  multi-family                               3,496            1,320
  commercial                                 2,244            1,653
  consumer                                       0                8
                                     -------------     ------------
    Total                                    8,569            3,455
REO                                          1,997            1,400
                                     -------------     ------------
       Total Nonperforming assets          $10,566           $4,855
                                     -------------     ------------
Troubled debt restructurings                $5,015           $7,428
                                     =============     ============

Allowance for loan losses as a

      percentage
       of gross loans receivable              2.12%            2.00%
      Allowance for loan losses as a
      percentage
       of total nonaccrual loans            100.00%          222.24%
      Nonaccrual loans as a percentage of
       gross loans receivable                 2.12%            0.90%
      Nonperforming assets as a percentage
       of total assets                        2.09%            0.99%


      Noninterest Income

      Noninterest income for the three months ended June 30, 1997, was $425,000 compared to $601,000 for the three months ended June 30, 1996. This decrease was primarily a result of gains reported by the Bank from the sale of approximately $3 million of mortgage loans in the second quarter of 1996. Noninterest income for the six months ended June 30, 1997, was $2.7 million compared to $1.5 million for the same period in 1996. This increase was primarily a result of the $1.1 million gain reported by the Bank from the sale of three retail branches.

      Noninterest Expense

      Noninterest expense for the three and six months ended June 30, 1997 was $2.6 million and $5.5 million, respectively, compared to $4.0 million and $7.6 million for the like periods in 1996. As a result, the ratio of noninterest expense to average assets decreased to 2.24% for the six months ended June 30, 1997, from 3.43% for the same period in 1996. The decrease in noninterest expense for the six month period in 1997 was a result of a decrease in general and administrative expenses of $1.3 million, or 20%, and a decrease of $0.8 million in the net cost of operation of REO, which decreased to $134,000 for the six months ended June 30, 1997, from $934,000 for the same period in 1996.

      The ratio of general and administrative expense to average assets for the three and six months ended June 30, 1997, was 2.06% and 2.18%, respectively, compared with 3.21% and 3.01% for the like periods of 1996. The decrease in general and administrative expense for the six month period in 1997 was due primarily to decreases in branch office occupancy and FDIC insurance premiums compared to the like period in 1996.

      Income taxes

      For the three and six months ended June 30, 1997, the Bank recorded income taxes of $0.6 million and $1.1 million, respectively, compared to $0.2 million and $0.5 million for the like periods in 1996. Changes in the levels of recorded income taxes are related to changes in the levels of the Bank's earnings before income taxes and to the reduction in valuation allowances related to deferred state income tax benefits not recognized in prior years.

      FINANCIAL CONDITION

      Comparison of Financial Condition as of June 30, 1997 and as of December 31, 1996

      Total assets at June 30, 1997 were $504.4 million, compared to $489.9 million at December 31, 1996. The Bank's cash and investment securities decreased to $80.0 million at June 30, 1997 from $88.7 million at December 31, 1996, primarily due to increased uses of cash and investments to partially fund the sale of three retail branches. Loans receivable increased $19.7 million during the six months ended June 30, 1997 as a result of $46.4 million of new loan originations which offset amortization and prepayment of loans. Total liabilities at June 30, 1997 were $466.7 million compared to $455.0 million at December 31, 1996. This increase was due to a net increase in FHLB advances of $30.0 million, offset by a net decrease in deposits of $17.4 million due to the sale of three retail branches with deposits of approximately $59.5 million. Shareholders' equity increased for the six months ended June 30, 1997 to $37.7 million, compared to $34.9 million at December 31, 1996.

Liquidity and Capital

At June 30, 1997, the Bank's liquidity ratio was 7.67%. At June 30, 1997, the Bank was well-capitalized for regulatory capital purposes. The following table sets forth the Bank's regulatory capital ratios at June 30, 1997 and December 31, 1996:

                                                             To Be "Well
                                                             Capitalized"
                                                             Under Prompt
                                                              Corrective
                      June 30, 1997   December 31, 1996   Action Provisions
                      -------------   -----------------   -----------------
Tangible Capital           7.52%               7.17%              1.5%
Leverage Capital           7.52%               7.17%              5.0%
Risk-based Capital        11.53%              11.27%             10.0%

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, expectations regarding future branch sale gains, future general and administrative expense savings, future levels of nonperforming assets, and the timing of dispositions of nonperforming assets which are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially. Factors that could cause actual results to differ include the execution and timing of the closure of the branch sale, the timing of general and administrative expense savings and future expenditures, levels of sales of real estate owned and of new nonaccrual loans, and other factors as set forth in the Bank's Annual Report on Form 10K.

                          PART II. OTHER INFORMATION

ITEMS 1-5.

  Item 1. Not applicable

  Item 2. Not applicable

  Item 3. Not applicable

  Item 4. Not applicable

        Item 5. Not applicable

     ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

        (a)  None

        (b)  Reports on Form 8-K
             None


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934 and
      Part 563d of the Rules and Regulations of the Office of Thrift Supervision, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
                                 ---------------------------------------------
                                                                    (Registrant)



      DATED:  August 7, 1997    /s/ STEPHEN N. RIPPE
                                ------------------------------
                                Stephen N. Rippe, President and
                                Chief Executive Officer




      DATED:  August 7, 1997    /s/ ANTHONY L. FREY
                                ------------------------------
                                Anthony L. Frey,
                                Principal Financial Officer